PEOPLES BANCORP INC.
Third Amended and Restated
2006 Equity Plan
The Peoples Bancorp Inc. 2006 Equity Plan was adopted on the 9th day of February, 2006, by the Board and approved by the Shareholders on April 13, 2006. Section 12.1 of the Peoples Bancorp Inc. 2006 Equity Plan was amended by the Board on June 8, 2006. Section 5.7(b) of the Peoples Bancorp Inc. 2006 Equity Plan was amended by the Board on February 8, 2007. The Peoples Bancorp Inc. 2006 Equity Plan was further amended and restated in the form of the Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan effective December 11, 2008. The Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan was amended and restated in the form of the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan by the Board effective February 28, 2013 and approved by the Shareholders on April 25, 2013. Section 2.36 of the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan was amended by the Board on January 25, 2018. The Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan is hereby further amended and restated in the form of the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan, subject to approval by the Shareholders.
ARTICLE I
PURPOSE AND EFFECTIVE DATE
1.1    PURPOSE. The purpose of the Plan is to provide financial incentives for selected Employees, Advisors and Non-Employee Directors, thereby promoting the long-term growth and financial success of the Company by: (a) attracting and retaining Employees, Advisors and Non-Employee Directors of outstanding ability; (b) strengthening the Company’s capability to develop, maintain and direct a competent management team; (c) providing an effective means for selected Employees, Advisors and Non-Employee Directors to acquire and maintain ownership of Company Stock; (d) motivating Employees to achieve long-range Performance Goals and objectives; and (e) providing incentive compensation opportunities competitive with peer financial institution holding companies.
1.2    EFFECTIVE DATE AND EXPIRATION OF PLAN. The Peoples Bancorp Inc. 2006 Equity Plan originally became effective on April 13, 2006. The Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan became effective on December 11, 2008. The Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan became effective on February 28, 2013. This Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan will become effective upon the approval hereof by the Shareholders. Unless earlier terminated by the Board pursuant to Section 12.2, the Plan shall terminate on the tenth anniversary of the Third Restatement Effective Date. No Award shall be made pursuant to the Plan after this termination date, but Awards made prior to this termination date may extend beyond that date. Notwithstanding the foregoing, no Incentive Stock Options may be granted after February 22, 2028.

ARTICLE II
DEFINITIONS
The following words and phrases, as used in the Plan, shall have the meanings set forth in this Article II. When applying these definitions and any other word, term or phrase used in the Plan, the form of any word, term or phrase will include any and all of its other forms.
2.1    ADVISOR means any advisor who renders bona fide services to the Company and/or one or more of the Subsidiaries as an advisory or marketing board member and who is neither an Employee nor a director of the Company or any Subsidiary; provided that the services rendered are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
2.2    AWARD means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock or Performance Unit Award.
2.3    AWARD AGREEMENT means the written agreement between the Company and each Participant that describes the terms and conditions of each Award. If there is a conflict between the terms of the Plan and the Award Agreement, the terms of the Plan will govern.
2.4    BOARD means the Board of Directors of the Company.
2.5    CAUSE with respect to any Participant, means: (a) gross negligence or gross neglect of duties; or (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment or service, as the case may be, with the Company or any of its Subsidiaries; or (c) fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation or any significant policy of the Company or any of its Subsidiaries committed in connection with the Participant’s employment or provision of services, as the case may be; or (d) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any of its Subsidiaries.
Any determination of “Cause” under the Plan shall be made by the Committee in its sole discretion.
2.6    COMPANY means Peoples Bancorp Inc., an Ohio corporation.
2.7    COMPANY DIRECTOR means a non-employee member of the Board.
2.8    COMPANY STOCK means the Company’s common shares, without par value per share.
2.9    CODE means the Internal Revenue Code of 1986, as amended or superseded after the Effective Date, and any applicable rulings or regulations issued thereunder.
2.10    COMMITTEE means the Compensation Committee of the Board or a subcommittee thereof.
2.11    DISABILITY means: (a) with respect to an Incentive Stock Option, “disabled” within the meaning of Section 22(e)(3) of the Code; (b) with respect to any Award subject to Section 409A of the Code, “disabled” as defined under Section 409A of the Code; and (c) with respect to any Award not described in subsections (a) and (b) of this Section 2.11, a long-term disability as defined by the Company’s or applicable Subsidiary’s group disability insurance plan, or any successor plan that is applicable to such Participant at the time of his or her Termination.
2.12    EFFECTIVE DATE means April 13, 2006, the date on which the Peoples Bancorp Inc. 2006 Equity Plan was originally approved by the Shareholders.
2.13    EMPLOYEE means any person who, on any applicable date, is a common law employee of the Company or of any Subsidiary. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or of any Subsidiary for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of the Plan.
2.14    EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.
2.15    EXERCISE PRICE means the amount, if any, that a Participant must pay to exercise an Award (other than an Option).
2.16    FAIR MARKET VALUE means, as of any specified date, an amount equal to the reported closing price on the specified date of a share of Company Stock on NASDAQ or any other established stock exchange or quotation system on which the Company Stock is then listed or traded or, if no shares of Company Stock have been traded on such date, the closing price of a share of Company Stock on NASDAQ or such other established stock exchange or quotation system as reported on the first day prior thereto on which shares of Company Stock were so traded. If the preceding sentence does not apply, Fair Market Value shall be determined: (a) with respect to Nonqualified Stock Options and SARs, by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, that satisfies the requirements of Treasury Regulation § 1.409A-1(b)(5); and (b) with respect to any other Awards, in good faith by the Committee using other reasonable means.
2.17    FISCAL YEAR means the fiscal year of the Company, which is the period beginning January 1 and ending on December 31.
2.18    GOOD REASON means (a) if the Participant has entered into a “Change in Control Agreement” with the Company, the definition of good reason in the Participant’s Change in Control Agreement with the Company, and (b) if no such agreement exists, without the Participant's express written consent, after written notice to the Board, and after a thirty (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:
(i)    The assignment to the Participant of any material duties or responsibilities inconsistent with the Participant's position(s), or a change in the Participant's reporting responsibilities, title(s), or office(s), or any removal of the Participant from or any failure to re-elect the Participant to any of such position(s), except in connection with the Participant's Termination for Cause, Disability, Retirement, or as a result of the Participant's death;
(ii)    A reduction by the Company or any of its Subsidiaries in the Participant's base salary;
(iii)    The taking of any action by the Company or any of its Subsidiaries which would adversely affect the Participant's participation in or materially reduce the Participant's benefits under any benefit plans, or the failure by the Company or its Subsidiaries, as applicable, to provide the Participant with the number of paid vacation days to which the Participant is then entitled on the basis of years of service with the Company and its Subsidiaries in accordance with the Company's normal vacation policy in effect on the Third Restatement Effective Date; or
(iv)     The Company or one of its Subsidiaries directing the Participant to be reassigned to an office location fifty (50) miles or more from the current office location of the Participant except for required travel on Company or Subsidiary business to an extent substantially consistent with the Participant's present business travel obligations or, in the event the Participant consents to any relocation, the failure by the Company or one of its Subsidiaries, as applicable, to pay (or reimburse the Participant) for all reasonable moving expenses incurred by the Participant relating to a change of the Participant's principal residence in connection with such relocation and to indemnify the Participant against any loss realized on the sale of the Participant's principal residence in connection with any such change of residence.

2.19    INCENTIVE STOCK OPTION means an option within the meaning of Section 422 of the Code.
2.20    NON-EMPLOYEE DIRECTOR means either a Company Director or a Subsidiary Director.
2.21    NONQUALIFIED STOCK OPTION means an option granted under the Plan other than an Incentive Stock Option.
2.22    OPTION means either a Nonqualified Stock Option or an Incentive Stock Option, in each case to purchase Company Stock.
2.23    OPTION PRICE means the price at which Company Stock may be purchased under an Option.
2.24    PARTICIPANT means an Employee, an Advisor or a Non-Employee Director to whom an Award has been made under the Plan.
2.25    PERFORMANCE GOALS means goals established by the Committee pursuant to Section 4.5.
2.26    PERFORMANCE PERIOD means a period of time over which performance is measured.
2.27    PERFORMANCE UNIT means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.
2.28    PERFORMANCE UNIT AWARD means an Award granted under Article IX.
2.29    PERSONAL REPRESENTATIVE means the person or persons who, upon the death, Disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or an SAR or the right to any Restricted Stock Award or any Performance Unit Award theretofore granted or made to such Participant.
2.30    PLAN means the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan.
2.31    PREDECESSOR PLANS means the Peoples Bancorp Inc. 2002 Stock Option Plan, as amended, the Peoples Bancorp Inc. 1998 Stock Option Plan, the Peoples Bancorp Inc. 1995 Stock Option Plan and the Amended and Restated Peoples Bancorp Inc. 1993 Stock Option Plan.
2.32    RESTRICTED PERFORMANCE STOCK means Company Stock subject to Performance Goals.
2.33    RESTRICTED STOCK means Company Stock subject to the terms and conditions provided in Article VI and includes Restricted Performance Stock.
2.34    RESTRICTED STOCK AWARD means an Award granted under Article VI.
2.35    RESTRICTION PERIOD means a period of time determined under Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.
2.36    RETIREMENT means: (a) in the case of any Award made under the Plan prior to January 25, 2018, a Termination by a Participant other than due to death or Disability on or after attaining 65 years of age and with at least 10 years of service with the Company or any Subsidiary; and (b) in the case of any Award made under the Plan on or after January 25, 2018, a Termination by a Participant other than due to death or Disability on or after attaining 62 years of age and with at least five years of service with the Company or any Subsidiary.
2.37    SAR means a stock appreciation right granted under Section 5.7.

2.38    SHAREHOLDERS mean the shareholders of the Company.
2.39    SUBSIDIARY means any corporation or other entity that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code, but modified as permitted by Section 409A of the Code.
2.40    SUBSIDIARY DIRECTOR means a non-employee member of the board of directors of a Subsidiary who is not also a Company Director.
2.41    TERMINATION means a “separation from service” as defined under Section 409A of the Code.
2.42    THIRD RESTATEMENT EFFECTIVE DATE means the date the Plan is approved by the Shareholders.
ARTICLE III
ADMINISTRATION
3.1    COMMITTEE TO ADMINISTER. The Plan shall be administered by the Committee, in accordance with its Charter, as amended from time to time by the Board; provided, however, that the Board has the authority to grant Awards to Company Directors.
3.2    POWERS OF COMMITTEE.
(a)    The Committee and the Board shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. Any action or decision by the Board or the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and any Award made under it.
(b)    Subject to the provisions of the Plan, the Committee or the Board, as the case may be, shall have authority, in its discretion, to determine those Employees, Advisors and Non-Employee Directors who shall receive an Award; the time or times when any such Award shall be made; the vesting schedule, if any, for the Award; and the type of Award to be granted, the number of shares of Company Stock to be subject to each Option, each SAR, and each Restricted Stock Award, the value of each Performance Unit and all other terms and conditions of any Award.
(c)    The Committee or the Board, as the case may be, shall determine and set forth in an Award Agreement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain Options to qualify as Incentive Stock Options. The Committee or the Board, as the case may be, may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement, in such manner and to the extent the Committee or the Board, as appropriate, shall determine in order to carry out the purposes of the Plan. The Committee or the Board, as the case may be, may, in its discretion, accelerate (i) the date on which an Option or an SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee or the Board, as appropriate, determines that to do so will be in the best interests of the Company and the Participants in the Plan. Notwithstanding the foregoing, the Committee shall not exercise any discretion with respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code that would cause the Employee to whom the Award was made to receive more than would otherwise have been paid or receivable under the Performance Goals in respect of the Award established pursuant to Section 162(m) of the Code.
ARTICLE IV
AWARDS
4.1    AWARDS. Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee or the Board, as the case may be, deems appropriate. Awards under a particular Article or Section of the Plan need not be uniform and Awards under two or more Articles or Sections may be combined in one Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Employee, Advisor or Non-Employee Director. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase the amounts to be received or paid under such Awards.
4.2    ELIGIBILITY FOR AWARDS. An Award may be made to any Employee or Advisor selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Employee and/or Advisor, his or her present and potential contributions to the success of the Company or any of its Subsidiaries, the value of his or her services to the Company or any of its Subsidiaries, and such other factors deemed relevant by the Committee. Non-Employee Directors are eligible to receive Awards pursuant to Article VII.
4.3    SHARES AVAILABLE UNDER THE PLAN.
(a)    The Company Stock to be offered under the Plan pursuant to Options, SARs, Performance Unit Awards, Restricted Performance Stock, Restricted Stock and unrestricted Company Stock Awards must be (i) Company Stock previously issued and outstanding and reacquired by the Company or (ii) authorized but unissued Company Stock not reserved for any other purpose. Subject to adjustment under Section 12.1, the number of shares of Company Stock that may be issued under the Plan on or after the Third Restatement Effective Date (the “Section 4.3 Limit”) will be 500,000 shares of Company Stock plus (i) the number of shares of Company Stock attributable to Awards that are outstanding immediately prior to the approval of the Plan by the Shareholders on the Third Restatement Effective Date, and (ii) the number of shares of Company Stock that were authorized to be issued under the Plan immediately prior to the approval of the Plan by the Shareholders on the Third Restatement Effective Date but that were not subject to an outstanding Award immediately prior to such approval.
(b)    The maximum number of shares of Company Stock that may be issued subject to Incentive Stock Options is 500,000, subject to adjustment under Section 12.1.
(c)    The Section 4.3 Limit shall not have counted against it: (i) shares of Company Stock subject to an Award granted under the Plan which Award for any reason on or after the Third Restatement Effective Date terminates by expiration, forfeiture, cancellation or otherwise without having been exercised or paid; and (ii) shares of Company Stock withheld from an Award that is not an Option or SAR, or tendered by a Participant to the Company, in either case to satisfy a Participant’s tax withholding obligations in connection with that Award.
The Section 4.3 Limit shall have counted against it: (iii) the number of shares of Company Stock subject to an Option or SAR which is equal to the number of shares of Company Stock tendered by a Participant to the Company to satisfy the Participant’s tax withholding obligations or to pay the Option Price of such Option or the Exercise Price of such SAR, as applicable; (iv) the number of shares of Company Stock withheld from any Option or SAR to satisfy a Participant’s tax withholding obligations or to pay the Option Price of such Option or the Exercise Price of such SAR; (v) if an SAR is settled in whole or in part by the issuance of shares of Company Stock, the number of shares of Company Stock which represents the difference between (A) the number of shares of Company Stock which remain subject to such SAR on the date of such settlement and (B) the number of shares of Company Stock actually issued upon settlement of such SAR; or (vi) the number of shares of Company Stock subject to an Option which is equal to the number of shares of Company Stock acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of such Option; provided, however, that such number of shares of Company Stock shall in no event be greater than the number which is determined by dividing (A) the amount of cash proceeds received by the Company from the Participant upon the exercise of such Option by (B) the Fair Market Value of a share of the Company Stock on the date of exercise of such Option.
(d)    No awards shall be granted under any Predecessor Plan on and after April 13, 2006.
4.4    LIMITATION ON AWARDS. All of the limitations set forth in this Section 4.4 are subject to adjustment under Section 12.1.

The maximum aggregate dollar value of, and the maximum number of shares of Company Stock subject to, Restricted Stock and Performance Units that may be granted to any one Employee or Advisor with respect to a Performance Period or a Restriction Period may not exceed the lesser of $550,000 or 100,000 shares of Company Stock for each Fiscal Year included in such Performance Period or such Restriction Period.
The maximum number of shares of Company Stock subject to Options or SARs that may be granted to any one Participant in any one Fiscal Year shall not exceed 100,000.
The maximum aggregate dollar value of any Award(s) that may be granted to any one Non-Employee Director in any one Fiscal Year shall not exceed $150,000.
4.5    GENERAL PERFORMANCE GOALS.
(a)    Performance Goals relating to the payment or vesting of an Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be comprised of one or more of the following performance criteria as the Committee may deem appropriate:

•	Earnings per share (actual or targeted growth);

•	Net income after capital costs;

•	Net income (before or after taxes);

•	Return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, return on average equity, pre-provision net revenue, or return on tangible common equity);

•	Efficiency ratio;

•	Full-time equivalency control;

•	Stock price (including, but not limited to, growth measures, share price appreciation, or total shareholder return);

•	Non-interest income compared to net interest income ratio;

•	Expense targets (including, but not limited to, reduction in or maintenance of non-interest expense);

•	Operating efficiency;

•	Economic value added or EVA(R);

•	Credit quality measures;

•	Customer satisfaction measures;

•	Loan growth;

•	Deposit growth;

•	Net interest margin;

•	Fee income;

•	Operating expense;

•	Balance sheet measures including assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, and investments;

•	Balance sheet management;

•	Fair market value of shares of Company Stock;

•	Interest income;

•	Investment management;

•	Maintenance or improvement of net interest income;

•	Market capitalization;

•	Market share;

•	Non-interest income growth;

•	Pretax income;

•	Productivity ratios;

•	Reduction or maintenance in non-interest expense;

•	Revenues;

•	Risk management measures including interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings;

•	Shareholder returns;

•	Share price appreciation; and

•	Tangible common equity.

(b)    For any Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Goals based on the performance criteria listed in Section 4.5(a) or other performance criteria as it deems appropriate.
(c)    Any of the performance criteria listed in Section 4.5(a) may be applied solely with reference to the Company and/or any Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities. In addition, different performance criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on results achieved (i) separately by the Company or any Subsidiary, (ii) any combination of the Company and the Subsidiaries or (iii) any combination of business units or divisions of the Company and the Subsidiaries.
(d)    With respect to each Performance Period, the Committee shall establish the Performance Goals in writing no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) expiration of 25 percent of the Performance Period.
(e)    Except as otherwise provided in the Plan or the Award Agreement, as of the end of each Performance Period, the Committee shall certify in writing the extent to which a Participant has or has not met the Participant’s Performance Goal(s). To the extent consistent with Section 162(m) of the Code, Performance Goals may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Subsidiaries or changes in applicable tax laws or accounting principles.

(f)    To the extent permitted under Section 162(m) of the Code, if applicable, the Committee shall make (i) appropriate adjustments to performance criteria to reflect the effect on any performance criteria of any stock dividend or stock split affecting Company Stock, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to Shareholders, exchange of shares or similar corporate change and (ii) similar adjustments to any portion of performance criteria that is not based on Company Stock but which is affected by an event having an effect similar to those just described.
ARTICLE V
OPTIONS AND STOCK APPRECIATION RIGHTS
5.1    AWARD OF OPTIONS. The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award: (a) Incentive Stock Options, subject to Section 5.5, to any eligible Employee of the Company (or any subsidiary or parent corporation within the meaning of Sections 424(e) and 424(f) of the Code); and (b) Nonqualified Stock Options to any Employee or Advisor.
5.2    PERIOD OF OPTION.
(a)    An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Agreement. Subject to Article X and except as provided in Section 5.5, the term of each Option shall not be more than ten years from the date of grant.

(b)    Except as provided in Article X or as otherwise provided by the Committee, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an Employee or Advisor.
5.3    AWARD AGREEMENT. Each Option shall be evidenced by an Award Agreement. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
5.4    OPTION PRICE, EXERCISE AND PAYMENT.
(a)    Except as provided in Section 5.5, the Option Price with respect to Company Stock subject to each Option shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such Option is granted.
(b)    Vested Options may be exercised from time to time by giving written notice to the Chief Financial Officer of the Company or the Secretary of the Committee, or his or her designee, specifying the number of shares of Company Stock to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a cashless exercise procedure involving a broker or dealer, that affords a Participant the opportunity to sell immediately some or all of the shares of Company Stock underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option.
(c)    In the event such Option Price is paid, in whole or in part, with shares of Company Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid.
5.5    LIMITATIONS ON INCENTIVE STOCK OPTIONS. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement that cannot be so construed shall be disregarded. No Incentive Stock Option may be granted to any Employee who, at the time of such grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or any subsidiary or parent corporation within the meaning of Sections 424(e) and 424(f) of the Code) unless: (a) the Option Price for such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted; and (b) such Incentive Stock Option may not be exercised more than five years after it is granted. Notwithstanding anything in the Plan to the contrary, to the extent required by the Code, the exercise of Incentive Stock Options granted under the Plan shall be subject to the $100,000 calendar year limit as set forth in Section 422 of the Code; provided that, to the extent any grant exceeds such $100,000 calendar year limit, the portion of such granted Option in excess of such limit shall be deemed a Nonqualified Stock Option in accordance with Section 422 of the Code.
5.6    RIGHTS AND PRIVILEGES. A Participant shall have no rights as a Shareholder with respect to any shares of Company Stock covered by an Option until the issuance of such shares to the Participant.
5.7    AWARD OF SARs.
(a)    The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award SARs to any Employee and/or Advisor.
(b)    An SAR shall represent the right to receive payment of an amount equal to: (i) the amount by which the Fair Market Value of one share of Company Stock on the date of exercise of the SAR exceeds the Exercise Price;

multiplied by (ii) the number of shares of Company Stock covered by the SAR. Payment of the amount to which a Participant is entitled upon the exercise of an SAR shall be made in cash, Company Stock, or partly in cash and partly in Company Stock at the discretion of the Committee. The shares shall be valued at their Fair Market Value on the date of exercise.
(c)    SARs awarded under the Plan shall be evidenced by an Award Agreement between the Company and the Participant.
(d)    The Committee may prescribe conditions and limitations on the exercise of any SAR. SARs may be exercised only when the Fair Market Value of a share of Company Stock exceeds the Exercise Price. The Exercise Price under each SAR shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such SAR is granted.
(e)    An SAR shall be exercisable only by written notice to the Chief Financial Officer of the Company or the Secretary of the Committee, or his or her designee.
(f)    Subject to Article X, the term of each SAR shall not be more than ten years from the date of grant.
To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the Fair Market Value of a share of Company Stock exceeds the Exercise Price, unless prior to such day the holder of an SAR instructs the Chief Financial Officer of the Company or the Secretary of the Committee otherwise in writing.
(g)    Subject to Article X, each SAR shall expire on a date determined by the Committee at the time of grant.
5.8     REPRICING. Except for adjustments made pursuant to Section 12.1 or Section 12.2 of the Plan, in no event may the Board or the Committee, without obtaining approval of the Shareholders: (a) amend the terms of an outstanding Award to reduce the Option Price of an outstanding Option or the Exercise Price of an outstanding SAR; (b) cancel an outstanding Option or SAR in exchange for Options or SARs with an Option Price or Exercise Price, as applicable, that is less than the Option Price or Exercise Price of the original Option or SAR; or (c) cancel an outstanding Option or SAR with an Option Price or Exercise Price, as applicable, which is above the current Fair Market Value of the Company Stock in exchange for cash or other securities.
ARTICLE VI
RESTRICTED STOCK
6.1    AWARD OF RESTRICTED STOCK. The Committee may make a Restricted Stock Award to any Employee and/or Advisor, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.
6.2    RESTRICTION PERIOD. At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.
6.3    OTHER TERMS AND CONDITIONS. Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other Shareholder rights, with the exception that: (i) unless otherwise provided by the Committee, in the case of Restricted Performance Stock, dividends which would otherwise be received during the Restriction Period shall be accrued and paid to the Participant in the same proportion and at the same time as the underlying Restricted Performance Stock vests, if at all; (ii) unless otherwise provided by the Committee, if any dividends are paid in shares of Company Stock, those shares will be subject to the same restrictions as the shares of Restricted Stock with respect to which they were issued; (iii) the Participant will not be entitled to delivery of any stock certificate evidencing the Company Stock underlying the Restricted Stock Award during the Restriction Period; (iv) the Company will retain custody of the Restricted Stock during the Restriction Period; and (v) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with and as contemplated by Section 4.5.
6.4    RESTRICTED STOCK AWARD AGREEMENT. Each Restricted Stock Award shall be evidenced by an Award Agreement.
6.5    PAYMENT FOR RESTRICTED STOCK. Restricted Stock Awards may be made by the Committee under which the Participant shall not be required to make any payment for the Company Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Company Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid in cash as provided in the Award Agreement.
ARTICLE VII
AWARDS FOR NON-EMPLOYEE DIRECTORS
7.1    AWARDS TO NON-EMPLOYEE DIRECTORS. The Board shall determine all Awards to Company Directors and the Committee shall determine all Awards to Subsidiary Directors. The Board or the Committee, as the case may be, retains the discretionary authority to make Awards to Non-Employee Directors and any type of Award (other than Incentive Stock Options) may be granted to Non-Employee Directors under the Plan. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board or the Committee, as the case may be, deems appropriate.
7.2    NO RIGHT TO CONTINUANCE AS A DIRECTOR. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board or the board of directors of the applicable Subsidiary to nominate any Non-Employee Director for reelection or (ii) to be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a Non-Employee Director for any period of time or at any particular rate of compensation.
ARTICLE VIII
UNRESTRICTED COMPANY STOCK AWARDS FOR EMPLOYEES AND/OR ADVISORS
8.1    The Committee may make awards of unrestricted Company Stock to Employees and/or Advisors on such terms and conditions as the Committee may prescribe.
ARTICLE IX
AWARD OF PERFORMANCE UNITS
9.1    AWARD OF PERFORMANCE UNITS. The Committee may award Performance Units to any Employee and/or Advisor. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.
9.2    PERFORMANCE PERIOD. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

9.3    PERFORMANCE GOALS. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with and as contemplated by Section 4.5.
9.4    PERFORMANCE UNIT VALUE. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Company Stock.
9.5    AWARD CRITERIA. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.
9.6    PAYMENT.
(a)    Following the end of the applicable Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.
(b)    Awards may be paid in cash or Company Stock, or any combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments at the discretion of the Committee and shall be subject to such other terms and conditions as shall be determined by the Committee.
9.7    PERFORMANCE UNIT AWARD AGREEMENTS. Each Performance Unit Award shall be evidenced by an Award Agreement.
ARTICLE X
GENERAL TERMINATION PROVISIONS
10.1    TERMINATION. Subject to Article XI and unless otherwise specified in the applicable Award Agreement, the following provisions will govern the treatment of a Participant’s outstanding Awards following a Participant’s Termination.
(a)    Unless otherwise provided by the Committee, if the Participant’s Termination is due to Disability or Retirement, all of the Participant’s outstanding Options, SARs or Restricted Stock shall become fully vested and, if applicable, exercisable at the time and under the conditions, including attainment of the Performance Goals, as such Options, SARs and Restricted Stock would otherwise vest and become exercisable pursuant to the terms of the Award Agreement; and any Options or SARs that are exercisable at the time of the Participant’s Termination or become exercisable pursuant to this Section 10.1(a) may be exercised by the Participant at any time before the earlier of (i) one year after the date such Option or SAR became vested, or (ii) the expiration date of the Award; provided, however, that an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code in respect of the exercise of such Option. Upon the Participant’s Termination for any reason other than death, Disability or Retirement, any Awards that are not vested and/or exercisable on the date of such Termination will immediately terminate and be of no further force and effect.
(b)    If the Participant Terminates for any reason other than (i) death, (ii) Disability, (iii) Retirement or (iv) for Cause, such Participant’s outstanding SARs or Options may be exercised at any time within three months after such Termination, to the extent of the number of shares of Company Stock covered by such Options or SARs which are exercisable (and have not yet been exercised) at the date of such Termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.
(c)    Upon a Termination for Cause, any Options and any SARs held by the Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately. Any non-vested Restricted Stock Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

(d)    Unless otherwise provided by the Committee, upon a Termination due to the Participant's death, all Options, SARs and Restricted Stock not subject to Performance Goals shall immediately vest and, if applicable, become exercisable; a portion of the Options, SARs and Restricted Stock subject to Performance Goals, determined by multiplying the number of shares subject to such Options, SARs and Restricted Stock by a fraction, the numerator of which is the number of whole months elapsed during the Performance Period prior to the Participant's death, and the denominator of which is the number of months in the Performance Period, shall immediately vest; and any SARs and any Options that are then, or become, exercisable may be exercised by the Participant's Personal Representative at any time before the earlier of (i) one year after the Participant's death, or (ii) the expiration date of the Award.
(e)    If a Participant who Terminates due to Retirement dies prior to exercising all of his or her outstanding Options and SARs, then such Options and such SARs may be exercised by the Participant’s Personal Representative at any time before the earlier of (i) one year after the Participant’s death or (ii) the expiration date of the Award; provided, however, that, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code in respect of the exercise of such Option.
(f)    Subject to Article XI, a Performance Unit Award shall terminate for all purposes if the Participant Terminates at any time during the applicable Performance Period, except as may otherwise be determined by the Committee. Subject to Article XI, in the event that a Participant holding a Performance Unit Terminates following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, the Performance Unit Award shall terminate except when the Termination is due to death, Disability or Retirement or as may otherwise be determined by the Committee.
ARTICLE XI
CHANGE IN CONTROL OF THE COMPANY
11.1    CONTRARY PROVISIONS. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XI shall govern and supersede any inconsistent terms or provisions of the Plan.
11.2    DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, Change in Control shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code. For purposes of clarity, a Change in Control shall mean:
(a)    A change in the ownership of the Company where any one person, or more than one person acting as a group, acquires ownership of more than 50% of the stock of the Company, measured based on the total fair market value or total voting power of the stock of the Company;
(b)    A change in the effective control of the Company where any one person, or more than one person acting as a group, acquires ownership of more than 30% of the total voting power of the stock of the Company;
(c)    A change in the members of the Company’s Board, where a majority of the directors are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or
(d)    A change in the ownership of more than 40 percent of the total gross fair market value of all of the assets of the Company’s assets immediately before such acquisition or acquisitions.
For purposes of this Section, persons will not be considered to be acting as a group solely because they purchase or own stock or assets of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company.

11.3    EFFECT OF CHANGE IN CONTROL ON CERTAIN AWARDS.
(a)    If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all outstanding Options and SARs shall become immediately and fully exercisable and all Restricted Stock Awards (other than Restricted Performance Stock Awards) shall become fully vested and all restrictions will immediately lapse. In the case of Restricted Performance Stock and Performance Units, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on the target level of performance being attained as of the effective date of the Change in Control. In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Restricted Stock, Restricted Performance Stock or Performance Units upon the consummation of the Change in Control, determined on the basis of the Fair Market Value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option under Section 422 of the Code shall be adjusted in a manner to preserve such status.
(b)    If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all such outstanding Awards or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan.
(c)    If (i) a Participant is Terminated by the Company and its Subsidiaries and/or the Acquiror, as applicable, without Cause or the Participant Terminates for Good Reason within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror has assumed the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substituted equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all outstanding Options and SARs or substituted equivalent equity awards shall become immediately and fully exercisable and all outstanding Restricted Stock Awards (other than Restricted Performance Stock Awards ) shall become fully vested and all restrictions will immediately lapse. In the case of Restricted Performance Stock and Performance Units, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on the target level of performance being attained.
(d)    If (i) a Participant is Terminated by the Company and its Subsidiaries and/or the Acquiror, as applicable, for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror has assumed the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock, or Performance Units or substituted equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options and SARs held by such Participant shall expire, and any non-vested outstanding Restricted Stock, Restricted Performance Stock or Performance Units shall be forfeited, and any and all rights under all such outstanding Awards shall terminate immediately.
(e)    Outstanding Options or SARs as to which vesting is accelerated in accordance with Section 11.3, may be exercised by the Participant following Termination subject to the provisions of Article X; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 11.3(c) may exercise such Options or SARs at any time within one year after such Termination, except that an Option or SAR shall not be exercisable in any event on any date beyond the expiration date of such Option or SAR.
In the event of a Participant’s death after such Termination, the exercisability of Options and SARs shall be treated in the same manner as that provided for Termination due to Retirement in Section 10.1(f).
11.4    AMENDMENT OR TERMINATION. This Article XI shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.

ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1    ADJUSTMENTS UPON CHANGES IN STOCK. In case of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, appropriate adjustments shall be made by the Committee or the Board, as the case may be, (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the Option Price per share subject to outstanding Options, the number and kind of shares and the Exercise Price per share subject to outstanding SARs, or the number and kind of shares which may be issued under outstanding Restricted Stock Awards or pursuant to unrestricted Company Stock Awards. Appropriate adjustments shall also be made by the Committee or the Board, as the case may be, in the terms of any Awards under the Plan, subject to Article XI, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. Any such adjustments made by the Committee or the Board pursuant to this Section 12.1 shall be conclusive and binding for all purposes under the Plan. Any adjustments made pursuant to this Section 12.1 shall be made consistent with the requirements of Section 409A of the Code, to the extent applicable.
12.2    AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.
(a)    The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without Shareholder approval, (i) except as provided in Section 12.1, increase the number of shares of Company Stock which may be issued under the Plan, (ii) expand the types of awards available to Participants under the Plan, (iii) materially expand the class of employees and/or advisors eligible to participate in the Plan, (iv) materially change the method of determining the Option Price of Options or the Exercise Price of SARs; (v) delete or limit the provision in Section 5.8 prohibiting the repricing of Options and SARs; (vi) extend the termination date of the Plan or (vii) be made to the extent that Shareholder approval is required to satisfy any applicable laws or regulations or the rules or standards of any securities exchange, market or other quotation system on or through which the Company Stock is listed or traded. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.
(b)    The Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid. Notwithstanding the foregoing, any amendment or modification of any Award shall be made in accordance with the requirements of Section 409A of the Code, to the extent applicable.
(c)    Notwithstanding the other provisions of this Section 12.2, the Plan and any Award Agreements may be amended without any additional consideration to affected Participants to the extent necessary to comply with, or avoid penalties under, Section 409A of the Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.
12.3    NONUNIFORM DETERMINATIONS. The Committee’s (or, if applicable, the Board’s) determinations under the Plan, including without limitation, (a) the determination of the Employees, Advisors and Non-Employee Directors to receive Awards, (b) the form, amount, and timing of any Awards, (c) the terms and provisions of any Awards and (d) the Award Agreements evidencing the same, need not be uniform and may be made by it selectively among Employees, Advisors and/or Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such Employees, Advisors and/or Non-Employee Directors are similarly situated.

12.4    GENERAL RESTRICTION. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (a) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon NASDAQ or any other established stock exchange, market or quotation system or under any state or federal law, (b) the consent or approval of any government or regulatory body, or (c) an agreement by the Participant with respect thereto, is necessary, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.
12.5    NO RIGHT TO EMPLOYMENT. None of the actions of the Company in establishing or maintaining the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain any person in the employ of, or continue the provision of services by any person to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, or advisor for any period of time or at any particular rate of compensation.
12.6    GOVERNING LAW. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Agreement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the principles of conflict of laws.
12.7    TRUST ARRANGEMENT. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
12.8    INDEMNIFICATION OF BOARD AND COMMITTEE. Indemnification of the members of the Board and/or the members of the Committee shall be in accordance with the Code of Regulations of the Company as amended by the Shareholders from time to time.
12.9    NO IMPACT ON BENEFITS. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.
12.10    BENEFICIARY DESIGNATION. Each Participant may name a beneficiary or beneficiaries to receive or exercise any vested Award that is unpaid or unexercised at the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.
12.11    TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Notwithstanding the foregoing, subject to the approval of the Committee, the Participant may authorize the Company to deduct or withhold a higher level of tax withholding.
12.12    SECTION 409A OF THE CODE. It is intended that the Plan comply with, or be exempt from, Section 409A of the Code, as the case may be, and the Plan will be interpreted, administered and operated consistent with this intent.

Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to any Participant. None of the Company, any Subsidiary, the Board or the Committee shall have any liability to any person in the event the Plan fails to comply with the requirements of Section 409A of the Code at any time.
The Company may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
12.13    CLAWBACK. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, governmental regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, governmental regulation or stock exchange listing requirement (or any policy adopted by the Company whether or not such adoption was pursuant to any such law, governmental regulation or stock exchange listing requirement). For purposes of clarity, the Company may clawback gains from Awards in the event of certain financial restatements.
12.14    TRANSFERABILITY. During a Participant’s lifetime, any Award may be exercised only by the Participant or any guardian or legal representative of the Participant, and the Award shall not be transferable except by will or the laws of descent and distribution.
12.15    RESTRICTION ON PAYMENT OF DIVIDENDS OR DIVIDEND EQUIVALENTS. For purposes of clarity, to the extent an Award under the Plan contains related dividend or dividend equivalent rights, no dividends payable or accrued in connection with such rights shall be paid to the Participant until the restrictions on the Award to which such rights relate lapse and such accrued dividends or dividend equivalents shall be forfeited to the extent that the Participant forfeits the related Award.